Exhibit 17

QUARTERLY AND YEAR END REPORT BC FORM 51-901F (previously Form 61)

British Columbia Securities Commission

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the Securities Act. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393

	FOR QUARTER ENDED			DATE OF REPORT
	Y	M	D	Y	M	D
ISSUER DETAILS
NAME OF ISSUER
UNILENS VISION INC.	01	12	31	02	02	20

ISSUER ADDRESS
920-800 WEST PENDER STREET

CITY/	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER TELEPHONE NO.
VANCOUVER	B.C.	V6C 2V6	727-545-1883	1-800-446-2020

CONTACT PERSON	CONTACT’ POSITION	CONTACT TELEPHONE NO.
MICHAEL J. PECORA	INVESTOR RELATIONS	1-800-446-2020

CONTACT EMAIL ADDRESS	WEB SITE ADDRESS
unilenssmp@aol.com	www.unilens.com

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“William D. Baxter”	William D. Baxter	02	02	20

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“Alfred W. Vitale”	Alfred W. Vitale	02	02	20

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

DECEMBER 31, 2001

(expressed in U.S. dollars)

	December 31, 2001	June 30, 2001
ASSETS
CURRENT
Cash	$399,077	$363,779
Accounts receivable	440,100	488,770
Inventories	464,368	498,799
Prepaid expenses	7,226	15,869

	1,310,771	1,367,217
CAPITAL ASSETS	151,654	169,377
OTHER ASSETS	250,036	308,594

	$1,712,461	$1,845,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$554,712	$605,964
Current portion of long-term debt	3,213,571	3,213,571

	3,768,283	3,819,535
LONG-TERM DEBT	1,563,712	1,482,166

	5,331,995	5,301,701
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cumulative translation adjustment	8,636	10,284
Deficit	(30,995,785)	(30,834,412)

	(3,619,534)	(3,456,513)

	$1,712,461	$1,845,188

Approved by the Directors:

Director: signed “Alfred W. Vitale”
Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF OPERTIONS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2001

(expressed in U.S. dollars)

	Three Months Ended December 31, 2001	Three Months Ended December 31, 2000	Six Months Ended December 31, 2001	Six Months Ended December 31, 2000
INCOME
Sales	$788,820	$843,614	$1,697,590	$1,881,587
Cost of sales	499,598	491,142	1,073,554	1,102,208

	289,222	352,472	624,036	779,379

EXPENSES
Sales and marketing	166,751	168,020	346,919	354,636
Administration	161,127	136,705	301,017	281,447
Research and development	17,648	17,802	35,876	34,867
Interest on long-term debt	51,457	74,594	103,021	149,058

	396,983	397,121	786,833	820,008

Loss from operations	107,761	44,649	162,797	40,629
Other income - net	23	(3,545)	(1,424)	(7,459)

Loss for the period	107,784	41,104	161,373	33,170
Deficit, beginning of period	30,888,001	30,660,117	30,834,412	30,668,051

Deficit, end of period	$30,995,785	$30,701,221	$30,995,785	$30,701,221

Loss per share	$.03	$0.01	$.04	$0.01

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2001

(expressed in U.S. dollars)

	Three Months Ended December 31, 2001	Three Months Ended December 31, 2000	Six Months Ended December 31, 2001	Six Months Ended December 31, 2000
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES
Loss for the period	$(107,784)	$(41,104)	$(161,373)	$(33,170)
Adjustments to reconcile to net cash provided (used) by operating activities:
Amortization	33,560	39,186	73,031	70,425
Amortization of discount on long-term debt	38,854	64,029	81,546	128,058

	(35,370)	62,111	(6,796)	165,313
Net change in non-cash working capital items:	67,610	47,909	59,958	(58,227)

	32,240	110,020	53,162	107,086

FINANCING ACTIVITY
Principal payments on long-term debt	—	(6,300)	—	(12,600)

INVESTING ACTIVITY
Purchase of capital and other assets	(7,563)	(6,331)	(15,841)	(10,618)

INCREASE IN CASH	24,677	97,389	37,321	83,868
Effect of exchange rate changes on cash	(570)	(1,430)	(2,023)	(2,258)
CASH, BEGINNING OF PERIOD	374,970	335,129	363,779	349,478

CASH, END OF PERIOD	$399,077	$431,088	$399,077	$431,088

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$21,476	$10,500	$21,476	$21,000

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

DECEMBER 31, 2001

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended December 31, 2001 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2001.

1.	SHARE CAPITAL

	Six Months Ended December 31, 2001		Six Months Ended December 31, 2000
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,838,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options and Warrants

The following table describes the number of shares, exercise price, and expiry dates of the share purchase options and share purchase warrants that were outstanding at December 31, 2001:

	Number of Shares	Exercise Price		Expiry Date
Options	220,000	$	Cdn. 0.25	May 6, 2006
	30,000		Cdn. 0.25	August 23, 2005
	50,000		Cdn. 0.25	October 12, 2006
Warrants	Nil

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31, 2001	Three Months Ended December 31, 2000	Six Months Ended December 31, 2001	Six Months Ended December 31, 2000
Net change in non- cash working capital items:
Accounts receivable	$100,549	$137,027	$49,042	$156,842
Inventories	12,098	52,593	34,430	(32,844)
Other assets	16,959	(58,973)	27,735	(66,889)
Accounts payable	(61,996)	(82,738)	(51,249)	(115,336)

	$67,610	$47,909	$59,958	$(58,227)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

DECEMBER 31, 2001

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are eight installments on a non-interest bearing note that were due prior to December 31, 2001 and which aggregate approximately $2,356,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	RELATED PARTY TRANSACTIONS

During the six months ended December 31, 2001 the Company incurred $673 (2000 - $2,790) in fees to a director and officer.

5.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

QUARTERLY AND YEAR END REPORT BC FORM 51-901F (previously Form 61)

British Columbia Securities Commission

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the Securities Act. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393

	FOR QUARTER ENDED			DATE OF REPORT
	Y	M	D	Y	M	D
ISSUER DETAILS
NAME OF ISSUER
UNILENS VISION INC.	01	12	31	02	02	20

ISSUER ADDRESS
920-800 WEST PENDER STREET

CITY/	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER TELEPHONE NO.
VANCOUVER	B.C.	V6C 2V6	727-545-1883	1-800-446-2020

CONTACT PERSON	CONTACT’ POSITION	CONTACT TELEPHONE NO.
MICHAEL J. PECORA	INVESTOR RELATIONS	1-800-446-2020

CONTACT EMAIL ADDRESS	WEB SITE ADDRESS
unilenssmp@aol.com	www.unilens.com

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“William D. Baxter”	William D. Baxter	02	02	20

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“Alfred W. Vitale”	Alfred W. Vitale	02	02	20

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 2001

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the six months ended December 31, 2001.

b) GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the six months ended December 31, 2001 were:

	Sales and Marketing	Administration
Consulting fees	$30,563	$58,813
Bad debts	—	13,200
Depreciation and amortization	1,621	36,390
License, taxes and regulatory fees	—	30,942
Office, insurance and supplies	14,193	87,159
Professional fees	—	41,973
Promotion and advertising	61,469	—
Rental and utilities	3,383	145,819
Travel and entertainment	15,603	8,867
Wages and benefits	137,267	161,015
Allocated expenses	82,820	(283,161)

	$346,919	$301,017

Cost of Sales:
Cost of Sales for the six months ended December 31, 2001 were:
Payroll and Benefits		$415,608
Raw materials and Supplies		405,582
Allocations and Other Expenses		252,364

		$1,073,554

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER

See Note 4 to the Company’s unaudited December 31, 2001 consolidated financial statements.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended December 31, 2001.

b)	OPTIONS GRANTED IN THE QUARTER

Name	Grant Date	Expiry Date	Number of Shares	Exercise Price
Nick Bennett	Oct 12, 2001	Oct. 12, 2006	25,000	$0.25 Cdn.
William Harper	Oct 12, 2001	Oct. 12, 2006	10,000	$0.25 Cdn.
Katrina Pulsifer	Oct 12, 2001	Oct. 12, 2006	15,000	$0.25 Cdn.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 2001

(expressed in U. S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT DECEMBER 31, 2001

See Note 1 to the consolidated financial statements for the six months ended December 31, 2001.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT DECEMBER 31, 2001

See Note 1 to the consolidated financial statements for the six months ended December 31, 2001.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT DECEMBER 31, 2001

See Note 1 to the consolidated financial statements for the six months ended December 31, 2001.

d)	DIRECTORS AND OFFICERS AS AT DECEMBER 31, 2001

Alfred W. Vitale, President and Director

Nick Bennett, Director

William D, Baxter, Director

William S. Harper, Secretary

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

DECEMBER 31, 2001

(Expressed in U.S. Dollars)

OPERATING ACTIVITIES

During the six months ended December 31, 2001 (the “Current Period”) the Company experienced a 9.7% decrease in sales when compared to the six months ended December 31, 2001 (the “Prior Period”) due to strong competition from several competitively priced disposable lenses. The Company’s multifocal business, which represent approximately 74% of total revenue, increased by approximately 2% during the Current Period, as compared to the Prior Period, primarily due to increased sales in the Company’s newest more competitive multifocal products (The Unilens EMA and UniVue). Revenue from older lathe-cut toric and spherical product lines, marketed under the Sof-Form and Lombart brands, declined by approximately 26% during the Current Period, as compared to the Prior Period, due to strong competition associated with moulded disposable toric and spherical lenses by several of the Company’s competitors. Gross margin declined from 41.8% in the Prior Period to 36.7% in the Current Period. The decrease was primarily due to a shift in the product mix to the more competitively priced, lower margin multifocal lenses. Sales and marketing expenses for the Current Period, as compared to the Prior Period, remained constant, while administrative expenses increased by approximately $24,000, primarily due to legal and other fees associated with the settlement of a lawsuit.

On October 26, 2001, the Company announced that Bausch & Lomb licensed the exclusive worldwide rights to the Company’s patented multifocal soft contact lens design. Under the terms of the agreement, Bausch & Lomb will develop, manufacture and market a cast-molded multifocal soft contact lens using the Company’s technology. For this, Bausch & Lomb will pay the Company a royalty, ranging from 3 percent to 5 percent, of the product’s worldwide sales. Bausch & Lomb will complete the development and, pending regulatory approval, will introduce this cast-molded multifocal soft contact lens for frequent replacement within the next nine months. The Company will continue to develop, manufacture and market several lathe-cut multifocal contact lenses for annual and frequent replacement.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

FINANCING ACTIVITIES

The Company incurred a positive cash flow from operating activities of $32,239 during the Current Period. The Company has reduced its selling expenses and realigned its manufacturing operations in order to maintain breakeven cash flow during the fiscal year ending June 30, 2002, based on its current revenue projections.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at December 31, 2001. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.